Exhibit 10.l


                              THIS STOCK OPTION AND VALUE
               APPRECIATION RIGHTS AGREEMENT (this
               "Agreement"), is made and entered into as of March 21, 1994, between FINGERHUT COMPANIES,
               INC., a Minnesota corporation (the
               "Company"), and RONALD N. ZEBECK, an
               individual resident of Minnesota
               ("Employee").


          WHEREAS, the Company desires to provide Employee with an incentive to put forth maximum efforts for the success of the business of Fingerhut Financial Services ("FFS"), currently a business conducted by wholly-owned subsidiaries of the Company, and certain related businesses by giving him an interest in the success of the FFS Business either in the form of cash or, under certain circumstances, in the form of options to acquire common stock of Public FFS.

          NOW, THEREFORE, for good and valuable
consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee hereby agree as follows:

                         ARTICLE I

                        DEFINITIONS

          Defined terms used in this Agreement have the meanings set forth below:

          "Additional Capital Contributions" as of any specified date means the cumulative amount of (i) any capital contributions made by the Company to the FFS Business, whether or not stock is issued in exchange therefor, less (ii) any dividends paid by the FFS Business (or recorded as paid on the books of the FFS Business) on such Additional Capital Contributions, if such contributions are made or dividends are paid (or recorded) after the date as of which the Initial Value was determined and before the specified date.

          "Adjusted Initial Value" means (i) the Initial
Value, reduced by the portion of the Initial Value attributable to any business not conducted by Public FFS immediately after the Public Event, times 2, plus (ii) the product, immediately before the Public Event, of (x) the Imputed Earnings Rate, (y) the Additional Capital
Contributions, and (z) the Average P/E Ratio.

          "Average P/E Ratio" means, as of any date, one-half the sum of (i) the arithmetic average of the P/E Ratios of the publicly traded companies having businesses comparable to the FFS Business that are listed on Exhibit I (as such exhibit may be amended from time to time upon the recommendation of Montgomery Securities, subject to mutual agreement of the parties) and (ii) the P/E Ratio of the Company.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Stock Option" means Employee's option to purchase 55,000 shares of Common Stock, par value $.01 per share, of the Company represented by the Non-Qualified Stock Option Agreement between the Company and Employee, dated as of May 1995 (or any amendment or successor thereto).

          "Current Four Fiscal Quarters" as of any date means the most recently ended fiscal quarter of the Company and the three preceding fiscal quarters.

          "Current Value" means the product, as of the Terminal Date, of (i) aggregate Net Earnings of the FFS Business for the Current Four Fiscal Quarters minus the product of (x) the Imputed Earnings Rate and (y) the daily average cumulative Additional Capital Contributions over the Current Four Fiscal Quarters, and (ii) the Average P/E Ratio.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exercise Price" means, with respect to each share of FFS Common Stock subject to the FFS Option, an amount equal to (i) 3.4126% times the Adjusted Initial Value immediately before the Public Event, divided by (ii) the number of shares of FFS Common Stock subject to the FFS Option.

          "Expiration Date" means the date that is ten years after the date of this Agreement.

          "FFS Business" means, as of the date hereof, the business of FFS as defined in Exhibit II. At any time after the date hereof, "FFS Business" will mean the FFS Business as of the date hereof, as adjusted to reflect any changes to the components of the business, each such change to be described in sufficient detail to permit determination of all appropriate income, expense and balance sheet adjustments, if any, relating thereto all as set forth on
Exhibit II (as such exhibit may be amended from time to time).

          "FFS Common Stock" has the meaning assigned in
Section 3.01.

          "FFS Option" has the meaning assigned in Section
3.01.

          "Imputed Earnings Rate" at any time means the product of (i) the average daily interest rate in effect on the Company's revolving credit facility, and (ii) 100% minus the effective income tax rate (expressed as a percentage) for the FFS Business, all as calculated over the Current Four Fiscal Quarters.

          "Initial Value" means $12,964,000, which is the agreed value of the FFS Business as of the date of this Agreement calculated as set forth on Exhibit III.

          "Net Earnings of the FFS Business" means the after-tax income or loss of the FFS Business, as adjusted to reflect all the expenses and costs of operating the FFS Business, but without reduction for any interest charge for amounts treated as capital of the FFS Business. The calculation shall take into account intercompany charges for transactions between the Company (or its subsidiaries and affiliates) and the FFS Business, as determined on an arms' length basis and mutually agreed to by the Company and Employee.

          "Option Percentage" means, as of the date of this Agreement, 3.4126%; provided, however, that if, as a result of an issuance of stock in any entity owning the FFS Business after the date of this Agreement and prior to the Public Event, the Company's ownership interest in such entity is reduced below 100% and the consideration for such issuance remains in the FFS Business, the "Option Percentage" as of any date shall be the product of 3.4126% and the Company's then-proportionate equity interest in such entity.

          "P/E Ratio" for any company and as of any date means the ratio of (i) the closing price of the common stock of such company on such date on the principal securities exchange (or over-the-counter trading market) on which such common stock is traded over (ii) the net earnings of such company for the rolling four fiscal quarters immediately preceding such date.

          "Public Event" means the initial registration under Section 12(b) or 12(g) of the Exchange Act of the common equity securities of any entity conducting any significant portion of the FFS Business and the sale or distribution of such securities to the public.

          "Public FFS" means the entity whose equity securities are registered in the Public Event.

          "Representative" means (i) in the case of Employee's death, the person or persons to whom Employee's rights under the FFS Option shall pass upon death, whether by will or by the applicable laws of descent and distribution, and (ii) in the case of disability, Employee's guardian or legal representative.

          "Retirement" means any termination of employment with the Company or its affiliates or Public FFS other than by death after the Employee's age plus completed years of service equals 60 or more; provided, however, that if Employee is less than age 65 on the date of termination of employment, Employee must have completed at least 5 years of service. For purposes of this definition, "years of service" shall be calculated in accordance with the Fingerhut Corporation Pension Plan as in effect on such date of termination of employment.


          "Terminal Date" means the earlier of (i) the last date on which Employee is employed by the Company or Public FFS (including their subsidiaries), whether such employment has been terminated by reason of death, disability, retirement, voluntary or involuntary termination or any other reason, or (ii) the seventh anniversary of the date of this Agreement.

          "Total Disability" has the meaning given to "permanent and total disability" in Section 22(e)(3) of the Code, and shall be determined by the Board of Directors of Public FFS, or any committee thereof, in its sole and absolute discretion.

          "VAR" has the meaning assigned in Section 2.01.

          "VAR Percentage" means, as of the date of this Agreement, 3.3%; provided, however, that if, as a result of an issuance of stock in any entity owning the FFS Business after the date of this Agreement and prior to the Public
Event, the Company's ownership interest in such entity is reduced below 100% and the consideration for such issuance remains in the FFS Business, the "VAR Percentage" as of any date shall be the product of 3.3% and the Company's then-proportionate equity interest in such entity.

          "Vested FFS Common Stock" means, as of any date, the number of shares of FFS Common Stock received by Employee pursuant to exercise of the FFS Option equal to the lesser of (i) the number of shares of FFS Common Stock received by Employee as of such date pursuant to exercise of the FFS Option or (ii) the product of (A) the total number of shares of FFS Common Stock subject to the FFS Option and
(B) the Vested Percentage as of such date.

          "Vested Percentage" means the percentage specified
below corresponding to the period of time from the date of
this Agreement to the date the Vested Percentage is being
determined:
Time                          Vested Percentage
One year or more                   25%
Two years or more                  50%
Three years or more                75%
Four years or more                100%


                         ARTICLE II

                  VALUE APPRECIATION RIGHT

          SECTION 2.01. Grant of VAR. The Company hereby grants Employee, subject to the terms and conditions of this Agreement, a value appreciation right ("VAR") with respect to the FFS Business. The VAR will be payable (if at all) only on the Terminal Date.

          SECTION 2.02.  Amount Payable.  The amount payable
to Employee under the VAR shall equal:

     VAR Percentage x [(Current Value) - (Initial
     Value x 2)] x Vested Percentage on Terminal Date

          SECTION 2.03. Payment of VAR. (a) The Company shall pay Employee in cash, in one lump-sum, the amount, if any, due under the VAR within 10 business days of the Terminal Date. In addition, the Company will pay Employee interest on the amount due under the VAR from the Terminal Date to the date of such payment, at a rate of interest equal to the 6-month Treasury Bill in effect on the Terminal Date.

          (b) The Company shall withhold or collect from Employee such amounts as are required by any applicable federal or state income tax laws or regulations for payroll withholding, income or other tax purposes.

          SECTION 2.04. Transferability of VAR. The VAR shall not be transferable by Employee, either voluntarily or involuntarily, except by will or the laws of descent and distribution. The VAR may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, or be subject to attachment, execution or similar process. Any attempt to do so shall void the VAR. The VAR will be payable, during the lifetime of Employee, only to Employee.

          SECTION 2.05.  Termination of VAR.  The VAR will
lapse and no amounts will be payable thereunder (i) if Employee or Representative exercises all or any part of the Company Stock Option or (ii) if the FFS Option has been granted to Employee.


                        ARTICLE III

                         FFS OPTION

          SECTION 3.01. Grant of FFS Option. Upon the occurrence of a Public Event, the Company will cause Public FFS to grant Employee the right and option (the "FFS Option") to purchase the number of shares of common stock of Public FFS ("FFS Common Stock") equal to the product of the Option Percentage (as of the date of the Public Event) and the number of shares of FFS Common Stock issued and outstanding immediately before the Public Event. The exercise price shall be equal to the Exercise Price. The FFS Option shall have the terms and conditions set forth in this Agreement. The FFS Option is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

          SECTION 3.02.  Exercisability of FFS
Option/Mandatory Exercise. (a) Except as otherwise provided in Sections 3.04 and 3.05, the FFS Option may be exercised by the Employee at any time during his period of employment with Public FFS, but may not be exercised after the termination of such employment for any reason.

          (b)  Upon the occurrence of a Public Event,
Employee shall exercise the FFS Option to the extent that the FFS Common Stock to be received would be Vested FFS
Common Stock as of the date of the Public Event.

          SECTION 3.03.  Vesting of FFS Common Stock.  (a)
Any FFS Common Stock received by Employee upon exercise of the FFS Option that is then Vested FFS Common Stock, or that becomes Vested FFS Common Stock during his period of employment with Public FFS, shall not be subject to forfeiture.

          (b) Any FFS Common Stock received upon exercise of the FFS Option will be forfeited at the time of the following events unless it is Vested FFS Common Stock at that time: (i) except as otherwise provided in Sections 3.04 and 3.05, upon Employee's termination of employment with Public FFS on any date for any reason, or (ii) notwithstanding Section 3.03(a), upon the exercise by Employee or Representative of all or any part of the Company Stock Option. Any FFS Common Stock issued pursuant to an exercise of the FFS Option that is not Vested FFS Common Stock as of the date of exercise shall bear a legend specifying that such stock may be subject to forfeiture.

          (c) If any FFS Common Stock is forfeited pursuant to Section 3.03(b), Public FFS shall promptly return to the Employee (without interest) the Exercise Price for such FFS
Common Stock.

          SECTION 3.04.  Termination of FFS Option.
(a)  The FFS Option will terminate on the Expiration Date.

          (b) The FFS Option will immediately terminate if Employee or Representative exercises all or any part of the Company Stock Option.

          SECTION 3.05.  Special Rules in the Case of
Termination of Employment.  Subject in all cases to Sections
3.03(b)(ii) and 3.04:

          (a) If Employee's employment with Public FFS is terminated by reason of Employee's death, Total Disability or Retirement, (i) the FFS Option may be exercised by Employee or Representative at any time before the expiration of three years after the date of termination, (ii) any FFS Common Stock received upon such exercise (whether or not Vested FFS Common Stock) shall not be subject to forfeiture and (iii) any FFS Common Stock received by Employee upon exercise of the FFS Option while employed by Public FFS shall not be subject to forfeiture.

          (b) If Employee's employment with Public FFS is terminated by reason of Employee's disability (other than Total Disability), as may be determined by the Board of Directors of Public FFS, or any committee thereof, in its sole and absolute discretion, (i) the FFS Option may be exercised by Employee at any time before the expiration of one year after the date of such termination but only to the extent that the FFS Common Stock to be received would have been Vested FFS Common Stock if Employee had exercised the FFS Option immediately prior to such termination and
(ii) any FFS Common Stock received upon such exercise shall not be subject to forfeiture.

          (c) If Employee's employment with Public FFS is voluntarily terminated by Employee for any reason other than as described in Section 3.05(a) or (b), (i) the FFS Option may be exercised by Employee at any time before the expiration of 90 days after such termination but only to the extent that the FFS Common Stock to be received would have been Vested FFS Common Stock if Employee had exercised the FFS Option immediately prior to such termination and
(ii) any FFS Common Stock received upon such exercise shall not be subject to forfeiture; provided, however, that if, immediately prior to such termination of employment, Employee was an "officer" as defined in Rule 16a-1(f) promulgated under the Exchange Act, the 90-day period of exercisability shall be extended to seven months from the date of such termination of employment.

          (d) If Employee's employment with Public FFS is terminated for any reason other than as described in Section 3.05(a), (b) or (c), (i) the FFS Option may be exercised by Employee at any time before the expiration of 90 days after such termination but only to the extent that the FFS Common Stock to be received would have been Vested FFS Common Stock if Employee had exercised the FFS Option as an employee of Public FFS on the date that is 90 days after such termination, (ii) any FFS Common Stock received upon such exercise shall not be subject to forfeiture and (iii) any FFS Common Stock received by Employee upon exercise of the FFS Option while employed by Public FFS that would have become Vested FFS Common Stock had Employee remained employed by Public FFS for the 90-day period following such termination shall not be subject to forfeiture; provided, however, that if, immediately prior to such termination of employment, Employee was an "officer" as defined in Rule 16a-1(f) promulgated under the Exchange Act, the 90-day period of exercisability referred to in clause (i) (but not the additional vesting) shall be extended to seven months from the date of such termination of employment;

          (e) If Employee dies or becomes disabled (as may be determined by the Board of Directors of Public FFS, or any committee thereof, in its sole and absolute discretion) after termination of employment with Public FFS during a period when the FFS Option is exercisable pursuant to
Section 3.05(a) through (d), (i) the FFS Option may be exercised by Employee or Representative at any time before the expiration of one year after the date of death or the onset of such disability (or within such longer period as may be provided by Section 3.05(a) through (d)) but only to the extent that the FFS Common Stock to be received would have been Vested FFS Common Stock if Employee had exercised the FFS Option on the date of death or the onset of such disability and (ii) any FFS Common Stock received upon such exercise shall not be subject to forfeiture.

          (f) Notwithstanding the foregoing provisions of this Section 3.05, the Board of Directors of Public FFS, or any committee thereof, shall have the authority, on a case by case basis and in its sole and absolute discretion, for purposes of this Article III, to treat Employee as having been employed by Public FFS for a period of up to two years following the termination of employment of Employee for any reason.

          SECTION 3.06.  Rights as Shareholder.  Employee
will not have any of the rights of a shareholder with respect to the FFS Common Stock subject to the FFS Option unless and until such FFS Common Stock has been issued to Employee upon the proper exercise of the FFS Option. Upon proper exercise of the FFS Option, Employee will have all the rights of a shareholder with respect to the FFS Common
Stock received regardless of whether such FFS Common Stock is Vested FFS Common Stock. Employee shall have no rights as a shareholder with respect to any FFS Common Stock that is forfeited pursuant to the provisions of this Agreement.

          SECTION 3.07.  Investment Representation.
Employee hereby represents and agrees that any FFS Common Stock that Employee may acquire pursuant to exercise of the FFS Option will be acquired for long-term investment purposes and not with the view toward the distribution or sale thereof in a public offering within the meaning of the Securities Act of 1933. Employee acknowledges that at the time of acquisition such FFS Common Stock will not be registered under either the Federal or applicable state securities laws, and that Public FFS will be relying upon the foregoing investment representation in agreeing to issue such FFS Common Stock to Employee, and may require similar investment representations at the time of issuance.
Employee acknowledges that the transferability of such FFS Common Stock will be subject to restrictions imposed by all applicable Federal and state securities laws and agrees that the certificates evidencing such FFS Common Stock may be imprinted with an appropriate legend setting forth such restrictions on transferability.

          SECTION 3.08.  Manner of Exercise of the FFS
Option. (a) The FFS Option can be exercised only by Employee or Representative in whole or in part by written notice to Public FFS at its principal executive office addressed to the attention of its General Counsel. The notice must specify employee's election to exercise the FFS
Option and the number of shares of FFS Common Stock in respect of which it is being exercised, and shall be signed by Employee. Public FFS shall not, however, be required to sell or issue any FFS Common Stock pursuant to the FFS
Option if the issuance of such FFS Common Stock would constitute a violation by Employee or Public FFS of any applicable law or regulation of any governmental authority.

          (b)  Notice of exercise of the FFS Option by
Employee shall be accompanied by payment of the full exercise price for the shares of FFS Common Stock designated in the notice, together with payment of the amount determined by Public FFS to be necessary to satisfy any applicable Federal, state and local tax withholding requirements arising from the exercise of the FFS Option. Public FFS shall issue and deliver a certificate or certificates representing such shares of FFS Common Stock as soon as practicable after such notice and payments are received. Payment of such exercise price shall be made
(i) in cash or by check or wire transfer payable to the order of Public FFS, (ii) by tendering to Public FFS shares of FFS Common Stock having a fair market value equal to the Exercise Price or (iii) by providing Public FFS with a copy of irrevocable instructions to a broker to deliver to Public FFS on the date of exercise the amount of sale proceeds to pay the exercise price and any withholding taxes. Payment by the Employee of any required amount of withholding for tax purposes (including any withholding that may be required after the date of exercise of the FFS Option) shall be made in cash or by check or wire transfer payable to the order of Public FFS.

          The certificate or certificates for the FFS Common Stock as to which the FFS Option shall have been so exercised shall be registered in the name of Employee or Representative or at the direction of Employee or Representative and shall be delivered as aforesaid to or upon written order of such person or persons. In the event that the FFS Option shall be exercised by any person or persons other than Employee, such notice shall be accompanied by appropriate proof of the authority and right of such person or persons to exercise the FFS Option. All FFS Common Stock purchased upon the proper exercise of the FFS Option shall be fully paid and nonassessable.

          SECTION 3.09.  Adjustments.  If there is any
change in the FFS Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of Public FFS, appropriate adjustments shall be made by Public FFS in the number and the price of the FFS
Common Stock in order to prevent dilution or enlargement of the option rights granted thereunder. Any such adjustments shall be made in accordance with the provisions of Treasury regulation section 1.425-1.

          SECTION 3.10.  Reservation of Shares.  Public FFS
will be obligated at all times during the term of the FFS
Option to reserve and keep available such number of shares of FFS Common Stock as will be sufficient to satisfy the requirements of the FFS Option.

          SECTION 3.11.  Non-Transferability of FFS Option.
(a) Except as provided in Section 3.11(b), the FFS Option shall not be transferable by Employee, either voluntarily or involuntarily, except by will or the laws of descent and distribution. The FFS Option may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, or be subject to attachment, execution or similar process. Any attempt to do so shall void the FFS Option. During the lifetime of Employee, the FFS Option may be exercised only by Employee or Representative or by a permitted transferee pursuant to a transfer described in
Section 3.11(b).

          (b)  To the extent such transfers are not
restricted by Rule 16b-3 promulgated under the Exchange Act, the Board of Directors of Public FFS, or any committee thereof, in its sole and absolute discretion, may establish, as permitted by applicable law, rules and conditions under which Employee may transfer the FFS Option to any member of Employee's "immediate family" (as such term is defined in Rule 16a-1(e) promulgated under the Exchange Act), to a trust whose beneficiaries are members of Employee's "immediate family" or to or for the benefit of an organization exempt from Federal income tax pursuant to
Section 501 of the Code.


                         ARTICLE IV

                       MISCELLANEOUS

          SECTION 4.01. No Right to Continued Employment. This Agreement shall not confer on Employee any right with respect to continuance of employment with the Company or any subsidiary of the Company, nor will it interfere in any way with the right of the Company to terminate such employment at any time.

          SECTION 4.02. Arbitration. (a) Any controversy or claim arising between the parties in connection with this Agreement, the VAR, the FFS Option or the Company Stock Option, including determinations of the Adjusted Initial Value and the Current Value, shall be resolved by binding arbitration in accordance with the terms and conditions of this Section 4.03.

          (b) This agreement to arbitrate shall continue in full force and effect despite the expiration, rescission or termination of the VAR, the FFS Option or the Company Stock Option. All arbitration shall be undertaken pursuant to the Federal Arbitration Act, and the decision of the arbitrator(s) shall be enforceable in any court of competent jurisdiction. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge or jury. The arbitrator(s) shall apply the law of the State of Minnesota and the arbitration shall be held in Minneapolis, Minnesota.

          (c) Any party may demand arbitration by sending written notice to the other party. The arbitration and the selection of the arbitrator(s) shall be conducted in accordance with such rules as may be agreed upon by the parties, or, failing agreement within 30 days after arbitration is demanded, under the Commercial Arbitration
Rules of the American Arbitration Association ("AAA"), as such rules may be modified by this Agreement. In any dispute which involves more than One Million Dollars
($1,000,000) in damages, if the parties are unable to agree upon a single arbitrator within 60 days, three arbitrators shall be used. Unless the parties agree otherwise, they shall be limited in their discovery to directly relevant documents. Responses or objections to a document request shall be served 20 days after receipt of the request. The arbitrator(s) shall resolve any discovery disputes.

          (d) The arbitrator(s) shall have the authority to award actual money damages (with interest on unpaid amounts from the date due), specific performance and temporary injunctive relief, but the arbitrator(s) shall not have the authority to award exemplary or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitration shall be of each party's individual claims only, and no claim of any other party shall be subject to arbitration in such proceeding. The costs of arbitration, but not the costs and expenses of the parties, shall be shared equally by the parties. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorney's fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties and the arbitrator(s) agree to maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

          SECTION 4.03. Severability. It is intended that each provision of this Agreement shall be viewed as separate and divisible. In the event that any provision hereof shall be held invalid or unenforceable, the remaining provisions of this Agreement shall continue to be in full force and effect.

          SECTION 4.04.  Governing Law.  This Agreement
shall be construed in accordance with the laws of the State of Minnesota.

          SECTION 4.04.  Further Assurances.  Each party
hereto agrees to execute and deliver such further instruments and to take such other action as shall be reasonably required to carry out the intent and purposes of this Agreement.

          SECTION 4.05.  Counterparts.  This Agreement may
be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          SECTION 4.06.  Amendment.  This Agreement may not
be amended or modified by the parties hereto in any manner, except by written instrument signed by both parties hereto.

          SECTION 4.07.  Binding Effect; Assignment.  This
Agreement shall be binding upon the successors and assigns of the parties hereto and, upon the occurrence of a Public
Event, shall be binding upon Public FFS (which shall be deemed to be a party to this Agreement). This Agreement shall not be assigned by either party hereto without the express written consent of the other party.

          SECTION 4.08.  Entire Agreement.  This Agreement
constitutes the entire understanding between the parties hereto with respect to the matters specifically covered herein and supersedes all previous written, oral or implied understandings between the parties hereto with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date set forth in the first paragraph.


                         FINGERHUT COMPANIES, INC.



                         By
                            Name:  John K. Ellingboe
                            Title: Senior Vice President,
                                   General Counsel and
                                   Secretary





                              Ronald N. Zebeck